Exhibit 10.3

ZBB ENERGY CORPORATION

2007 EQUITY INCENTIVE PLAN

DIRECTOR NONSTATUTORY STOCK OPTION AGREEMENT

This Option Agreement (this “Agreement”) is executed as of November 2, 2009, by and between ZBB ENERGY CORPORATION, a Wisconsin corporation (the “Company”), and Paul F. Koeppe (the “Director”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Company has established the 2007 Equity Incentive Plan (the “Plan”) for employees and directors of the Company and its Subsidiaries;

WHEREAS, the Company anticipates that the Plan will promote the best interests of the Company and its shareholders (i) by providing participants who have acquired a proprietary interest in the Company with a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, and (ii) by enabling the Company to attract and retain superior employees and directors; and

WHEREAS, the Company has granted to the Director the right to participate in the Plan in the manner and subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the benefits that the Company will derive in connection with the services to be rendered by the Director, the Company and the Director hereby agree as follows:

1.  Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Administrator with respect to the Plan shall be binding upon the Director.  Unless otherwise provided herein, all capitalized words in this Agreement shall have the meaning ascribed to them in the Plan.  A copy of the Plan will be delivered to the Director upon reasonable request.

2.  Option; Number of Shares; Option Price.  The Option granted hereunder is intended to be a Nonstatutory Stock Option and therefore, shall not qualify as an incentive stock option pursuant to Section 422 of the Code.  The Director shall have the right and option to purchase all or any part of an aggregate 200,000 Shares at the purchase price of $1.14 per Share (the “Option”).

3.  Time Limitations on Exercise of Option.  The Option granted hereunder shall be immediately vested and exercisable as to one-half (1/2) of the Option, with the remaining one-half (1/2) of the Option vesting and becoming exercisable on November 2, 2010, provided that the Director is still providing services as a Director of the Company and has not resigned his position as the Chairman of the Operating Committee of the Board of Directors of the Company on such vesting date.  To the extent not previously exercised according to the terms hereof, the Option shall expire on the tenth anniversary of the date hereof.

4.  Termination of Service.  This Option shall be exercisable upon the termination of the Director’s service as a Director of the Company and its Subsidiaries only in the manner and to the extent provided in Paragraph 7(g) of the Plan.

5.  Method of Exercising Option.  The Option may be exercised in whole or in part in accordance with the manner prescribed by Paragraph 7(e) of the Plan.  The Company shall have the right to delay the issue or delivery of any Shares to be delivered hereunder until (a) the completion of such registration or qualification of such Shares under federal, state, or foreign law, ruling, or regulation as the Company shall deem to be necessary or advisable, and (b) receipt from the Director of such documents and information as the Committee may deem necessary or appropriate in connection with such registration or qualification or the issuance of Shares hereunder.

6.  Prohibition Against Transfer.  Unless otherwise provided by the Administrator and except as provided in Paragraph 7 of the Plan, the Option, and the rights and privileges conferred hereby, may not be transferred by the Director, and shall be exercisable during the lifetime of the Director only by the Director.

7.  Notices.  Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company at its offices in Menomonee Falls, Wisconsin.  Any notice to be given to the Director may be addressed to Director’s address as it appears on the records of the Company or any Subsidiary thereof.  Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

8.  Taxes.  The Company may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or exercise of the Option, and the Company may defer making delivery with respect to Shares or cash payable hereunder or otherwise until arrangements satisfactory to the Company have been made with respect to such withholding obligations.

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of the date and year first above written, which is the date of the granting of the Option evidenced hereby.

ZBB ENERGY CORPORATION

By:

/s/ William A. Mundell                         Chairman

The undersigned Director hereby accepts the foregoing Option and agrees to the several terms and conditions hereof and of the Plan.

/s/ Paul F. Koeppe

Paul F. Koeppe

Director

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